Exhibit 99.1

News Release

Media Contact	Investor Relations Contact

John Sahlberg	Wayne Rancourt
Office (208) 384-6451	Office (208) 384-6073

For Immediate Release: January 23, 2013

BOISE CASCADE, L.L.C. ANNOUNCES COMMENCEMENT OF INITIAL PUBLIC OFFERING

BOISE, Idaho — Boise Cascade, L.L.C. (to be converted to a corporation and renamed Boise Cascade Company, “Boise Cascade”) today announced that it has commenced an underwritten initial public offering of 11,764,706 shares of its common stock pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”). In connection with the offering, Boise Cascade intends to grant the underwriters a 30-day option to purchase up to an additional 1,764,706 shares.  The estimated price range for the initial public offering is $16.00 to $18.00 per share.  Boise Cascade has been approved to list its common stock on the New York Stock Exchange, subject to official notice of issuance, under the symbol “BCC.”

BofA Merrill Lynch, Goldman, Sachs & Co., Deutsche Bank Securities, J.P. Morgan and Wells Fargo Securities are acting as joint book-running managers for the offering. D.A. Davidson & Co., Moelis & Company and Piper Jaffray & Co. are serving as co-managers for the offering.

The registration statement on Form S-1 relating to these securities has been filed with the Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  Copies of the registration statement can be accessed through the Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering will be made only by means of a prospectus.  Copies of the preliminary prospectus related to the offering may be obtained from BofA Merrill Lynch at 222

Broadway, New York, NY 10038, Attn: Prospectus Department or by emailing dg.prospectus_requests@baml.com or from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282 or by emailing prospectus-ny@ny.email.gs.com.

About Boise Cascade

Boise Cascade is a large vertically-integrated wood products manufacturer and building materials distributor with widespread operations in the United States and Canada. Boise Cascade is headquartered in Boise, Idaho.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements.  Forward-looking statements include information concerning the proposed offering.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that we will effect an initial public offering or the terms upon which we will consummate the offering. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.